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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934

                                   -----------

         Date of Report (Date of earliest event reported): June 22, 2007


                             ADEPT TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)



        California                   0-27122                   94-2900635
(State or other jurisdiction  (Commission file number)      (I.R.S. Employer
     of incorporation)                                   Identification Number)


                3011 Triad Drive                     94551
                 Livermore, CA                     (Zip Code)
    (Address of principal executive offices)

       Registrant's telephone number, including area code: (925) 245-3400

                                      None
          (Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 2.05.  Costs Associated with Exit or Disposal Activities.

Adept Restructuring
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     In order to lower  the  fixed  operating  costs of Adept  Technology,  Inc.
("Adept" or the "Company") and to rebalance sales and engineering resources to focus on target vertical markets and further respond to the lack of recovery of certain industrial markets, the Company has committed, by action of the Board of Directors on June 28, 2007, to execute on a restructuring plan involving the continued outsourcing of non-core functions, and the closure of certain facilities in Quebec, Canada and Hartford, Connecticut and a portion of the Company's facilities in Livermore, California. Additionally, the Company is completing a reduction in force of approximately 15% of its employees, primarily in Canada and the United States. Communications to all affected employees will be made by the Company prior to June 30, 2007. The Company expects that these restructuring activities will be completed by the end of the first quarter of fiscal 2008.

     The Company will incur a cost of approximately $200,000 for one-time termination benefits relating to the reduction in force and approximately $1.4 million in connection with lease reduction and related contract termination expense. The Company estimates that the total amount of cost expected to be incurred in connection with the Restructuring is approximately $1.6 million, including a $1.2 million charge in the fourth quarter of fiscal 2007, $1.0 million of which will involve future cash expenditures. The remaining approximately $400,000 of expense would be recognized by the Company in the first quarter of fiscal 2008.

Item 2.06.  Material Impairments.

Goodwill Impairment
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     Effective June 28, 2007, the Board of Directors,  after review by the Audit
Committee of the Board of Directors has concluded that a material charge for impairment of goodwill of the Company is required under generally accepted accounting principles applicable to the Company as a result of the Restructuring described in Item 2.05 above. As the impaired asset is goodwill, the impairment will not result in future cash expenditures by the Company.

     The Company will amend this Current Report on Form 8-K when an estimate of the amount of range of amounts of the impairment charge can be made.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of new President and Chief Operating Officer
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     On and  effective  June 28,  2007,  Mr.  Robert  Bucher  resigned  from the position of President of Adept. Mr. Bucher will continue to serve as Chief Executive Officer of the Company and a member of the Board of Directors of Adept.

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     On and effective June 28, 2007,  the Board of Directors of Adept  appointed
John D. Dulchinos, age 45, to serve as the President and Chief Operating Officer of Adept. Mr. Dulchinos joined Adept in 1987 and has held various positions at Adept, most recently as Adept's Vice President of Global Sales and Marketing.

     On and effective June 28, 2007, the Board of Directors of Adept appointed Joachim Melis, age 41, to serve as Vice President of Worldwide Sales of Adept. Mr. Melis joined Adept in 1990 and has held various positions at Adept, most recently as Adept's Vice President, Europe.

Amendment to Executive Compensation Arrangements for Dulchinos
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     On June 28, 2007, the Board of Directors of Adept approved  certain changes to compensation payable to Mr. John Dulchinos effective upon Mr. Dulchinos' appointment to serve as President and Chief Operating Officer of the Company, including an increase in annual salary to $235,000 and change in fiscal 2008 bonus structure to a target of 50% of salary as Company revenue and income targets are met. A summary of the approved amendments to the executive compensation is attached as Exhibit 10.1 hereto and is incorporated herein by this reference.

Resignation of Vice President of Finance, Chief Financial Officer
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     On June 22,  2007,  Steven L. Moore gave notice of his  resignation  to the
Board of Directors of Adept from service as the Vice President of Finance, Chief Financial Officer and Secretary of the Company, such resignation to be effective on July 17, 2007.

     Adept's press release announcing the appointment of the new President and Chief Operating Officer and Vice President of Worldwide Sales, the resignation of the Chief Financial Officer and the Restructuring is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

      ----------- --------------------------------------------------------------
      Exhibit     Description
      -------     -----------
      No.
      ---
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      10.1        Summary of revisions to Executive Compensation for John D.
                  Dulchinos approved June 28, 2007
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      99.1        Press Release of Adept Technology, Inc. dated June 28, 2007.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      ADEPT TECHNOLOGY, INC.



Date:  June 28, 2007                  By:   /s/ Steven L. Moore
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                                            Steven L. Moore
                                            Vice President of Finance and Chief
                                            Financial Officer